AMENDMENT NO. 1 TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of April 1, 2022, by and between Conestoga Funds (the “Trust”), a Delaware statutory trust, Conestoga Capital Advisors, LLC (the “Adviser”), a limited liability company organized under the laws of Pennsylvania, and Ultimus Fund Distributors, LLC (“Distributor”), a limited liability company organized under the laws of the state of Ohio.

WHEREAS, the Trust, the Adviser, and Distributor are parties to that certain Distribution Agreement effective February 1, 2019 (the “Distribution Agreement”).

WHEREAS, the Trust, the Adviser, and Distributor desire to amend the Distribution Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Distribution Fee Letter hereby is deleted in its entirety and replaced with Distribution Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Distribution Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Conestoga Funds		Ultimus Fund Distributors, LLC

On behalf of all Funds listed on Schedule A of the Distribution Agreement

By:	/s/ Duane R. D’Orazio	By:	/s/ Kevin Guerette
Name:	Duane R. D’Orazio	Name:	Kevin Guerette
Title:	Secretary and Chief Compliance Officer	Title:	President

Conestoga Capital Advisors, LLC

By:	/s/ Duane R. D’Orazio
Name:	Duane R. D’Orazio
Title:	Partner

Distribution Fee Letter
For

Conestoga Funds

This Fee Letter applies to the Services provided by Ultimus Fund Distributors, LLC (“Distributor”) to Conestoga Funds (the “Trust”), on behalf of all Funds listed on Schedule A of the Distribution Agreement (the “Funds”), pursuant to the Distribution Agreement, dated February 1, 2019.

1.	Fees

1.1.	For the Distribution Services provided under the Distribution Agreement, Distributor shall be entitled to receive an annual fee of $6,000 from each of the following Funds:

Conestoga Mid Cap Fund
Conestoga Micro Cap Fund

plus:

an annual fee of $9,000 from each of the following Funds:

Conestoga Small Cap Fund
Conestoga SMid Cap Fund

and/or from the investment advisor(s) to such Fund(s) (the “Advisor”), paid on the first business day following the end of each month, or at such time(s) as Distributor shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust, a Fund and/or the Advisor agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Trust’s, the Fund’s or the Advisor’s default or prevent Distributor from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust, the Fund and/or the Advisor will reimburse Distributor for certain reasonable out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to NSCC Fund/SERV fees and any expenses approved by the Trust (or, with respect to the Fund, its investment advisor). All other costs in connection with the offering of the shares of beneficial interest (the “Shares”) will be paid by the Trust, a Fund, or the Advisor in accordance with agreements between them as permitted by Applicable Law as discussed in Section 4.2 of the Distribution Agreement.

3.	Term

1.3.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 9 of the Distribution Agreement, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

1.4.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

Distribution Fee Letter
April 1, 2022	Page 2 of 3

Distribution Fee Letter dated April 1, 2022.

	Conestoga Funds		Ultimus Fund Distributors, LLC

On behalf of all Funds listed on Schedule A of the Distribution Agreement

By:	/s/ Duane R. D’Orazio	By:	/s/ Kevin Guerette
Name:	Duane R. D’Orazio	Name:	Kevin Guerette
Title:	Secretary and Chief Compliance Officer	Title:	President

Conestoga Capital Advisors, LLC

By:	/s/ Duane R. D’Orazio
Name:	Duane R. D’Orazio
Title:	Partner

Distribution Fee Letter
April 1, 2022	Page 3 of 3